Exhibit 10.2

LONG-TERM INCENTIVE PLAN

NONSTATUTORY STOCK OPTION AGREEMENT

To:

Date of Grant:

Number of Shares:

Exercise Price Per Share:

TRAMMELL CROW COMPANY, a Delaware corporation (the “Corporation”), is pleased to make a conditional grant to you of a Nonstatutory Option (the “Option”) to purchase shares of the Corporation’s authorized common stock, par value $0.01 per share.  This grant is conditioned upon your delivery to the Corporation of a counterpart of this Nonstatutory Stock Option Agreement, duly executed by you, no later than                         .  If you do not deliver an executed copy of this Agreement to the Corporation on or prior to such date, the grant of the Option will be void, ab initio.  The number of shares subject to this Option and the Exercise Price per share are stated above.  This Option is granted under Section 5 of the Trammell Crow Company Long-Term Incentive Plan, which was adopted effective as of August 22, 1997 (the “Plan”), a copy of which is attached hereto as Exhibit A, and which Plan is expressly incorporated herein and shall be applicable for all purposes.  All terms of this Agreement are governed by the Plan.  If any provision of this Agreement conflicts with the expressly applicable terms of the Plan, the provisions of the Plan shall control and, if necessary, the applicable provisions of the Agreement shall be deemed to be amended to comply with the Plan.  Capitalized terms used in this Agreement but not otherwise defined shall have the meanings ascribed to them in the Plan.

This Agreement sets forth the terms of the agreement between you and the Corporation with respect to the Option.  By accepting this Agreement, you agree to be bound by all of the terms hereof.

1.     Vesting and Exercisability.  (a) You cannot exercise this Option and acquire Stock until your right to exercise has vested.  Subject to the terms set forth in Section 1(b) of this Agreement, this Option will vest and be exercisable at the times and with respect to the number of shares of Stock indicated as follows:

Option Exercisable On and After	Number of Shares of Stock as to which the option may be exercised shares of stock
Additional shares of stock
Additional shares of stock
Additional shares of stock

This Option will vest on those dates only if you have been an Eligible Individual continuously since the Date of Grant through the vesting date.  You may exercise your Option for vested portions at any time before the time the Option terminates.  The termination time is described in paragraph 3 hereof.

(b)      Notwithstanding the terms and provisions set forth in Paragraphs 9.2 and 10.1 of the Plan, if your employment relationship with the Corporation and its subsidiaries is terminated after, but within one year from, the occurrence of a Change in Control and such termination is by the Corporation and is for any reason other than Cause, then this Option will immediately become fully vested and exercisable in full, including that portion of the Option that pursuant to the terms and provisions of this Agreement had not yet become exercisable, and this Option shall survive the termination of your employment and shall be exercisable for a period of the lesser of (A) the remainder of the original term of this Option or (B) one year following the date of such termination.

2.     Method of Exercise.  You may exercise your Option only by written or recorded electronic notice delivered to the Corporation’s Human Resources Department or designee, in accordance with instructions generally applicable to all option holders, during the term of the Option.  The notice must:

(a)                                  State the number of shares of Stock being purchased;

(b)                                 Be signed or otherwise given by you (or by the person authorized by the Plan in case of your death or Disability);

(c)                                  Be accompanied by payment of the Exercise Price for all shares of Stock being purchased (unless you have provided for payment through a brokerage firm or other means when the Plan so permits); and

(d)                                 Be accompanied by payment of the amount that the Corporation is required to withhold for federal income or other tax purposes (unless you have provided for payment of those taxes to the Corporation in another manner permitted under the Plan).

The Option will not be deemed to have been exercised unless all of these requirements are satisfied.

3.     Duration.  The Option will terminate on the date seven (7) years from the Date of Grant unless it terminates earlier according to any of the provisions of the Plan or this Agreement.

4.     Incorporation of Plan.  This Option is subject to the Plan.  In the event of a difference between a mandatory provision of the Plan and this Option, the Plan’s terms govern.  The terms and provisions of the following paragraphs and sections of the Plan are hereby incorporated into this Agreement:  5.5, 5.7, 5.8, 5.12, 9.1, 9.2 (subject to the provisions set forth in Paragraph 1(b) of this Agreement), 9.3, 10.1 (subject to the provisions set forth in Paragraph 1(b) of this Agreement), 10.3, 10.4, 10.5, 10.6, 10.7, 10.9, 10.10, 10.11, 10.14, 10.15, 10.16, 10.17, 10.18, 10.19, 10.20, 10.21, Section 11 and Section 12.

5.     Right of Corporation to Terminate Employment.  Nothing contained in this Award shall (a) constitute a term of employment with the Corporation or any Subsidiary, (b) confer upon you the right to continue in the employ of the Corporation or any Subsidiary or (c) interfere in any way with the rights of the Corporation or any Subsidiary to terminate your employment at any time.

6.     Notice.  Notices will be given and deemed delivered in accordance with Paragraph 12.14 of the Plan.  The Corporation, the Committee and the Holder agree that any notices shall be given to the Corporation or the Holder at the following addresses:

Corporation or Committee:	Trammell Crow Company 3400 Trammell Crow Center 2001 Ross Avenue Dallas, Texas 75201 AtteAttention: Human Resources

Holder:	At the Holder’s current address as shown in the Corporation’s records.

7.     Acknowledgment.  By executing this Agreement in the appropriate space below, you acknowledge that you have been provided a copy of the Plan, and that your rights under and with respect to the Option are and will continue to be subject to all of the terms and provisions of the Plan and this Agreement.

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IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officer as of date of grant.

TRAMMELL CROW COMPANY
By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

[Name of Recipient]

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